Exhibit 99.2

AERIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we,” “us,” “our,” “the Company,” “AARK” and “Aeries” refer to the Aark Singapore Pte Ltd. and its consolidated subsidiaries, which relate to the management consultancy business, and excludes the legacy financial technology and investing business activities associated with Aark Singapore Pte Ltd.

The following discussion and analysis of the financial condition and results of operations of Aeries should be read in conjunction with the Condensed Carve-out Consolidated Financial Statements and related notes of Aark Singapore Pte Ltd included elsewhere in this proxy statement/prospectus. In addition to historical information, the following discussion contains forward-looking statements, including, but not limited to, statements regarding our expectations for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this proxy statement/prospectus. We assume no obligation to update any of these forward-looking statements.

Overview

Aeries is a global professional and management services partner offering range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations.

We support and drive our client’s global growth by providing a range of management consultancy services involving professional advisory services and operations management services to build and manage dedicated delivery centers in appropriate locations based on customer business needs. With a focus towards digital enterprise enablement, these dedicated delivery centers act as a seamless extension of the client organization, with access to the best resources. It empowers them to be competitive and nimble to achieve their goals of enduring cost efficiencies, operational excellence, and value creation, without sacrificing functional control and flexibility.

Advisory service to customers involves active participation of senior leadership recommending strategies, best practices as it relates to operating model design, right approach, consultation on various areas, market availability for resources with appropriate skillsets required for specific roles contemplated in the service model, regulations to be complied with, optimization of tax structure and any other similar services specific to our customers’ needs. The customer decides on services from options provided and Aeries subsequently firms up the execution plan with the customer.

Our customers also use our services to manage their organizational operations including software development, information technology, cybersecurity, finance and accounting, human resources, customer service and operations. Aeries hires talent based on customer needs for deployment on customer operations. We work with our customers in a collaborative manner to select the appropriate candidates and create functional alignment with the customers’ organizations. While our talent becomes an extension of our clients’ team, Aeries continues to provide them with opportunity for promotion, recognition and career path progression, resulting in higher employee satisfaction and lower attrition rates. We manage the regulatory, tax, recruiting, HR compliances, and branding for the centers of excellence. This differentiated business model delivers overall cost and operational efficiencies with the ability to deliver digital transformation services and solutions tailor made for our customers’ growth strategies.

This purpose-built business model aims to create a more flexible and less expensive talent pool for deployment on customers’ operations. It creates innovation through strategic alignment at senior levels and visibility across the organization. It aims to insulate our clients from regulatory and tax issues. It provides flexibility in scaling teams up or down as per changing business needs. It delivers best practices with visibility to winning playbooks from multiple companies and aims to eliminate the deficiencies of the traditional outsourcing and offshoring models.

As of March 31, 2023 and September 30, 2023, Aeries had more than 30 clients spanning across industry segments, including companies in the industries of e-commerce, telecom, security, healthcare, engineering and others. With over a decade of experience catering to private equity firms and their portfolio companies, Aeries had revenues of $53.1 million and $41.0 million, net income of $1.7 million and $4.7 million, and net income margin of 3.2% and 11.5%, for the years ended March 31, 2023 and 2022, respectively. Aeries had an adjusted EBITDA of $8.7 million and $7.3 million (a non-GAAP measure) and an adjusted EBITDA margin of 16.4% and 17.8% for the years ended March 31, 2023 and 2022, respectively.

Aeries had a revenue of $33.9 million and $25.3 million, a net income of $1.4 million and $1.1 million, and a net income margin of 4.1% and 4.3%, for six months ended September 30, 2023 and 2022, respectively. Aeries had an adjusted EBITDA of $5.8 million and $3.4 million (a non-GAAP measure) and an adjusted EBITDA margin of 17.2% and 13.5% for six months ended September 30, 2023 and 2022, respectively.

The Business Combination Transaction

We entered into the Business Combination Agreement with WWAC on March 11, 2023. On November 6, 2023, as contemplated in the Business Combination Agreement, the Company consummated the Business Combination, following the approval by the Company’s shareholders at the annual meeting of shareholders held on November 2, 2023.

The Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, AARK (the legal acquiree) will be the accounting acquirer and WWAC (the legal acquirer) will be deemed the accounting acquiree for accounting and financial reporting purposes. The financial statements of the combined company will represent a continuation of the financial statements of AARK wherein the net assets of AARK will be stated at historical cost, with no goodwill or other intangible assets recorded. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

Key Factors Affecting Performance and Comparability

Market Opportunity

Our target market is North America. Within this region we are focused on two primary areas which includes the private equity ecosystem, and the mid-market enterprises. Based on the CompTIA – IDC Industry Outlook Report 2023, the industry has been seeing strong tailwinds favoring the growth of digital tech businesses with the global IT spend in 2023 estimated to be $4.6 trillion, and based on calculations conducted by Aeries, we estimate that the Aeries Total Available Market (“TAM”) in this marketplace could be at $420 billion to $504 billion.

Companies are looking out for service providers who not only have the experience and expertise in providing the right-sized solution in this age of ever shortening business cycles but also a trusted partner with a transparent engagement model to lead the customers through the digital transformation journey. Aeries’ model is purpose-built to provide this experience, expertise and transparent engagement model to accelerate and enhance our clients’ businesses.

Private Markets

As private market investing evolves and the landscape of venture-backed and late-stage private growth companies transforms, our service offerings will adapt accordingly, aligning with the shifting dynamics of potential investors and portfolio companies seeking our expertise. While periods of macroeconomic growth in the United States, particularly in private equity markets, typically foster an upsurge in overall investment activity, any economic slowdowns, downturns, or volatility in the broader market and private equity landscape could potentially dampen this growth momentum.

Macro-economic headwinds

Our operational performance is influenced by prevailing economic conditions, including macroeconomic conditions, the overall inflationary climate and business sentiment. During the six months ended September 2023, there was persistent economic and geopolitical uncertainty in many markets around the world, including concerns over wage inflation, the potential of decelerating global economic growth and increased volatility in foreign currency exchange rates. These factors have impacted and may continue to impact our business operations.

The prolonged COVID-19 pandemic, especially related to new and more virulent variants, have not adversely impacted our business and results of operations or the client demand for our services and solutions, which is evident in our robust revenue growth rate ranging 30% y-o-y.

Taxes

We are incorporated in Singapore and have operations in India, USA and Mexico. Our effective tax rate has historically varied and will continue to vary from year to year based on the tax rate in the jurisdiction of our organization, the geographical sources of our earnings and the tax rates in those countries, the tax relief and incentives available to us, the financing and tax planning strategies employed by us, changes in tax laws or the interpretation thereof, and movements in our tax reserves, if any.

Currently, the Company is liable to pay income tax in India, USA, Mexico and Singapore. In India, the Company has chosen to pay taxes according to the newly introduced tax regime in 2019 while forgoing some exemptions and deductions. Consequently, the Company calculates its consolidated provision for income taxes based on the asset and liability method. This involves determining deferred tax assets and liabilities based on temporary differences between the condensed carve-out consolidated financial statements and income tax bases of assets and liabilities. These deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the year in which these temporary differences are anticipated to be settled or recovered. If there is evidence that indicates some portion or all of the recorded deferred tax assets will not be realized in future periods, the deferred tax assets are recorded net of a valuation allowance. The Company evaluates uncertain tax positions to determine if they are likely to be sustained upon examination, and a liability is recorded when such uncertainties fail to meet the “more likely than not” threshold.

Financing Costs

We regularly evaluate our variable and fixed-rate debt obligations. We have historically used short and long-term debt to finance our working capital requirements, capital expenditures and other investments. In May 2023, Aeries amended its revolving credit facility (“Amended Credit Facility”), whereby the total borrowing capacity was increased to $3.9 million (at the exchange rate in effect on September 30, 2023), with Kotak Mahindra Bank. The revolving facility is available for Aeries’ operational requirements. The interest rate equal to the 6 months Marginal Cost of Funds based Lending Rate plus a margin of 0.80% and 1.20 % as of September 30, 2023 and March 31, 2023, respectively. Aeries is required to pay interest on the outstanding balance of the credit facility at this financing cost basis, calculated based on the actual number of days for which the funds are utilized. Any changes in the prevailing MCLR rates and the interest rate charged by the bank will affect the financing cost basis and the overall cost of borrowing.

Aeries also has an outstanding unsecured loan from a director in the amount of $0.8 million at an interest rate of 10% per annum from a director. The principal amount of the loan was outstanding in entirety as of the period ended September 30, 2023 and 2022, and year ended March, 31, 2023.

The Company also has an outstanding four-year auto loan of $0.1 million at the exchange rate in effect on September 30, 2023 at 10.75% per annum.

Refer to the notes to our condensed carve-out consolidated financial statements titled “Short-term borrowings” and “Long-term debt” included elsewhere in this proxy/prospectus for additional information on debt.

For information about the risks we face, see — “Risk Factors.”

Components of Results of Operations

Overview

The Company has one operating segment and presents and discusses revenues by customer location. The Company believes this disaggregation best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other economic factors.

The following table shows the disaggregation of the Company’s revenues by major customer location. Substantially all of the revenue in our North America region relates to business with customers in USA.

	Year Ended March 31,
	2023	2022
	(In thousands)
North America	$48,204	$38,033
Asia Pacific and Other	4,895	2,981
Total revenue	$53,099	$41,014

	Six Months Ended September 30,
	2023	2022
	(In thousands)
North America	$26,366	$23,978
Asia Pacific and Other	7,542	1,359
Total revenue	$33,908	$25,337

Our revenues were primarily earned in U.S. dollars. Our costs were primarily incurred in Indian rupees, as well as in U.S. dollars and Mexican pesos. We bear a substantial portion of the risk of inflation and fluctuations in currency exchange rates, and therefore our operating results could be negatively affected by adverse changes in inflation rates and foreign currency exchange rates.

Year Ended March 31, 2023 versus Year Ended March 31, 2022

The following table presents selected financial data for the year ended March 31, 2023, and March 31, 2022 (in thousands, except percentages):

	Year Ended March 31,
	2023	2022	$ Change	% Change
Revenues, net	$53,099	$41,014	$12,085	29%
Cost of Revenue	39,442	29,007	10,435	36%
Gross Profit	$13,657	$12,007	$1,650	14%
Gross Profit Margin	26%	29%

Operating expenses
Selling, general & administrative expenses	11,326	5,423	5,903	109%
Total operating expenses	$11,326	$5,423	$5,903	109%
Income (loss) from operations	$2,331	$6,584	$(4,253)	(65)%
Other income (expense)
Interest income	191	284	(93)	(33)%
Interest expense	(185)	(444)	259	(58)%
Other expense, net	429	(421)	850	(202)%
Total other income (expense)	435	(581)	1,016	(175)%
Income before income taxes	2,766	6,003	(3,237)	(54)%
Provision for income taxes	(1,060)	(1,268)	208	(16)%
Net income	1,706	4,735	(3,029)	(64)%
Less: Net income (loss) attributable to noncontrolling interests	260	703	(443)	(63)%
Net income attributable to AARK	$1,446	$4,032	$(2,586)	(64)%

Revenue, net

Revenue, net for the year ended March 31, 2023 was $53.1 million, a $12.1 million or a 29% increase compared to revenue, net of $41.0 million for the year ended March 31, 2022. This change is explained by a $14.3 million increase in revenues resulting from the strengthened demand for our services from our existing clients and a $2.3 million increase in revenues generated from new clients. The increase was offset by a $4.5 million loss in revenue due to a customer exiting a contract for convenience.

Cost of Revenue

Cost of revenue for the year ended March 31, 2023 was $39.4 million, a $10.4 million or a 36% increase compared to cost of revenue of $29.0 million for the year ended March 31, 2022. $8.2 million of the increase was driven by an increase in compensation and benefit costs as a result of an increase in our client-serving headcount to support revenue growth, and the remainder was driven by an increase in other expenses associated with fulfilling our contracts with customers.

Gross Profit

Gross profit for the year ended March 31, 2023 was $13.7 million, a $1.7 million or a 14% increase compared to gross profit of $12.0 million for the year ended March 31, 2022. The higher gross profit in the year ended March 31, 2023 was primarily driven by the $12.1 million increase in revenue attributable to the increased demand for services from new and existing clients, which was offset by a $10.4 million increase in cost of revenue mainly due to the increased compensation costs and other expenses associated with fulfilling our contracts with customers.

Gross Profit Margin

Gross profit margin for the year ended March 31, 2023 was 26%, 3% decrease compared to gross profit margin of 29% for the year ended March 31, 2022. The higher gross profit margin in the year ended March 31, 2022 is primarily due to the $1.7 million in one-time termination fees earned by the Company due to early termination of a contract by a customer, which was not present in the year ended March 31, 2023.

Selling, general and administrative expenses

Selling and administrative expenses for the year ended March 31, 2023 were $11.3 million, a $5.9 million and 109% increase, compared to selling and administrative expenses of $5.4 million for the year ended March 31, 2022. Increased stock-based compensation accounted for approximately $3.8 million of the increase. The remainder of the increase was attributable to 1) costs associated with expanding our operations that required increased levels of hiring resulting in increased personnel-related costs, and 2) legal and professional charges; the increase was partially offset by administrative expenses and rental expenses.

Other income (expense), net

Other income, net for the year ended March 31, 2023 was $0.4 million, a $1.0 million and 175% increase, compared to other expense, net of $0.6 million for the year ended March 31, 2022. The increase can be attributed to (i) a loss of $0.5 million incurred in connection with the disposal of assets dedicated to executing a contract with a customer that early terminated the contract in the year ended March 31, 2022, (ii) $0.3 million in exchange gains realized on receivables denominated in US Dollars as a result of the strengthening of the US Dollar against the Indian Rupee and (iii) a decrease in interest expense of $0.2 million.

Provision for income taxes

Provision for income taxes for the year ended March 31, 2023 was $1.1 million, a $0.2 million and 16% decrease compared to provision of income taxes of $1.3 million for the year ended March 31, 2022. Even though the effective tax rate was higher in FY23, which mainly due to a higher amount of non-deductible expenses coupled with higher reversal of deferred tax asset/liabilities, increased valuation allowance and reduced adjustments for change in rates due to different tax jurisdictions, the provision for income taxes was lower primarily due to the significant decrease in pre-tax income during the year.

Six Months Ended September 30, 2023 versus Six Months Ended September 30, 2022

The following table presents selected financial data for the six months ended September 30, 2023, and 2022 (in thousands, except percentages):

	Six Months Ended September 30,
	2023	2022	$ Change	% Change
Revenues, net	$33,908	$25,337	$8,571	34%
Cost of Revenue	24,637	18,312	6,325	35%
Gross Profit	$9,271	$7,025	$2,246	32%
Gross Profit Margin	27.3%	27.7%

Operating expenses
Selling, general & administrative expenses	7,008	5,873	1,135	19%
Total operating expenses	$7,008	$5,873	$1,135	19%
Income from operations	$2,263	$1,152	$1,111	96%
Other income
Interest income	134	96	38	40%
Interest expense	(199)	(114)	(85)	75%
Other income, net	120	411	(291)	(71)%
Total other income	55	393	(338)	(86)%
Income before income taxes	2,318	1,545	773	50%
Provision for income taxes	(897)	(408)	(489)	120%
Net income	1,421	1,137	284	25%
Less: Net income (loss) attributable to noncontrolling interests	181	170	11	6%
Net income attributable to AARK	$1,240	$967	$273	28%

Revenue, net

Revenue, net for the six months ended September 30, 2023 was $33.9 million, a $8.6 million or a 34% increase compared to revenue, net of $25.3 million for the six months ended September 30, 2022. This change is explained by a $8.7 million increase in revenues generated from new clients and a net $0.1 million decrease in revenues resulting from our existing clients.

Cost of Revenue

Cost of revenue for the six months ended September 30, 2023 was $24.6 million, a $6.3 million or a 35% increase compared to cost of revenue of $18.3 million for the six months ended September 30, 2022. $4.4 million of the increase was driven by an increase in compensation and benefit costs as a result of an increase in our client-serving headcount to support revenue growth, and the remainder was driven by an increase in other expenses associated with fulfilling our contracts with customers.

Gross Profit

Gross profit for six months ended September 30, 2023 was $9.3 million, a $2.3 million or a 32% increase compared to gross profit of $7.0 million for the six months ended September 30, 2022. The higher gross profit in the six months ended September 30, 2023 was primarily driven by the $8.6 million increase in revenue attributable to the increased demand for services, which was offset by a $6.3 million increase in cost of revenue mainly due to the increased compensation costs and other expenses associated with fulfilling our contracts with customers.

Gross Profit Margin

Gross profit margin for the six months ended September 30, 2023 was 27.3%, a 40 bps decrease compared to gross profit margin of 27.7% for the six months ended September 30, 2022. The decrease is primarily due to increased compensation costs and other expenses associated with fulfilling our contracts with customers.

Selling, general and administrative

Selling and administrative expenses for the six months ended September 30, 2023 were $7.0 million, a $1.1 million and 19% increase, compared to selling and administrative expenses of $5.9 million for the six months ended September 30, 2022. Increased stock-based compensation accounted for approximately $0.6 million of the increase. The remainder of the increase was attributable to costs associated with expanding our operations including personnel expenses, travel expenses and legal and professional expenses.

Other income, net

Other income, net for the six months ended September 30, 2023 was $0.1 million, a $0.3 million and 86% decrease, compared to other income, net of $0.4 million for the six months ended September 30, 2022. The decrease was mainly due to an exchange gain recorded for the six months ended September 30, 2022 as a result of favorable exchange rate movement.

Provision for income taxes

Provision for income taxes for six months ended September 30, 2023 was $0.9 million, a $0.5 million and 120% increase compared to provision of income taxes of $0.4 million for six months ended September 30, 2022. The increase was primarily due to the significant increase in pre-tax income and non-deductible expenses during the period.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provide additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. We have detailed the non-GAAP adjustments that we make in our non-GAAP definitions below. The adjustments generally fall within the categories of non-cash items. We believe the non-GAAP measures presented herein should always be considered along with, and not as a substitute for or superior to, the related GAAP financial measures. We have provided the reconciliations between the GAAP and non-GAAP financial measures below, and we also discuss our underlying GAAP results throughout the Management’s Discussion and Analysis of Financial Condition and Results of Operations section.

Adjusted EBITDA

We define Adjusted EBITDA as net income from operations before interest, income taxes, depreciation and amortization adjusted to exclude stock-based compensation and business combination related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe adjusted EBITDA is useful to the investors of this proxy statement in the evaluation of Aeries’ operating performance as such information was used by securities analysts and other interested parties as a measure of financial information and debt service capabilities, and it was used by our management for internal reporting and planning procedures, including aspects of our consolidated operating budget and capital expenditures.

The following table provides a reconciliation from net income (GAAP measure) to EBITDA and adjusted EBITDA (Non-GAAP measure) for the year ended March 31, 2023, and March 31, 2022 (in thousands):

	Year Ended March 31,
	2023	2022
Net income	$1,706	$4,735
Income tax expense	1,060	1,268
Interest income	(191)	(284)
Interest expenses	185	444
Depreciation and amortization	1,172	1,140
EBITDA	$3,932	$7,303
Adjustments
(+) Stock-based compensation	3,805	-
(+) Business combination related costs	946	-
Adjusted EBITDA	$8,683	$7,303
(/) Revenue	53,099	41,014
Adjusted EBITDA Margin	16.4%	17.8%

The following table provides a reconciliation from net income (GAAP measure) to EBITDA and adjusted EBITDA (Non-GAAP measure) for the six months ended September 30, 2023, and 2022 (in thousands):

	Six Months Ended September 30,
	2023	2022
Net income	$1,421	$1,137
Income tax expense	897	408
Interest income	(134)	(96)
Interest expenses	199	114
Depreciation and amortization	661	588
EBITDA	$3,044	$2,151
Adjustments
(+) Stock-based compensation	1,626	1,057
(+) Business combination related costs	1,171	225
Adjusted EBITDA	$5,841	$3,433
(/) Revenue	33,908	25,337
Adjusted EBITDA Margin	17.2%	13.5%

Some of the limitations of adjusted EBITDA include: it does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments or foreign exchange gain/loss; (ii) changes in, or cash requirements for, working capital; (iii) significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt; (iv) payments made or future requirements for income taxes; and (v) cash requirements for future replacement or payment in depreciated or amortized assets; (vi) stock based compensation costs, and (vii) business combination related costs.

Liquidity and Capital Resources

Our capital resources are focused on investments in our technology solutions, corporate infrastructure and strategic acquisitions to expand sales in existing sectors.

Information about our financial position as of September 30, 2023 and 2022 is set forth below:

As of September 30, 2023, the Company has $1.9 million in cash and cash equivalents.

We have historically financed our operations and expansions with cash generated from operations, revolving credit facility from Kotak Mahindra Bank, and loan from related parties. We expect to have sufficient cash from the operations, cash reserves and debt capacity for the next 12 months and for the foreseeable future to finance our operations, our growth and expansion plans. In addition, we may raise additional funds through public or private debt or equity financing. Our working capital needs are primarily to finance our payroll and other administrative and information technology expenses in advance of the receipt of accounts receivable, as well as the increase in business combination related expenses. Our primary capital requirements include expanding existing operations to support our growth, financing acquisitions and enhancing capabilities, including building certain digital solutions.

Cash Flow for the six months ended September 30, 2023 and 2022

The following table presents net cash provided by operating activities, investing activities and financing activities for the six months ended September 30, 2023, and 2022 (in thousands):

	Six Months Ended September 30,
	2023	2022	$ Change	% Change
Cash at the beginning of period	$1,131	$351	$780	222%
Net cash provided by operating activities	1,387	298	1,089	365%
Net cash used in investing activities	(809)	(824)	15	(2)%
Net cash provided by financing activities	195	1,177	(982)	(83)%
Effects of exchange rates on cash	(22)	58	(80)	(138)%
Cash at the end of period	$1,882	$1,060	$822	78%

Operating Activities

Net cash provided by operating activities during the six months ended September 30, 2023 increased by $1.1 million, or 365%, to $1.4 million from $0.3 million in the same period in 2022. The increase was primarily related to 1) an increase in net income by $0.3 million, 2) favorable change in non-cash items by $0.5 million mainly due to stock-based compensation and deferred tax expense, and 3) favorable changes in working capital by $0.3 million.

The favorable changes in working capital were primarily related to favorable change in 1) accounts receivable attributable to timing of collection, 2) other assets attributable to reduction in security deposits and advance income taxes, and 3) other current liabilities attributable to increase in accrued expenses, other liabilities and income tax payable; partially offset by unfavorable change in 1) prepaid expenses and other current assets due to increase in advance non-income taxes, advance to vendors, security deposit assets, and contract assets, and 2) accounts payable due to payment, in six months ended September 30, 2023 as compared with six months ended September 30, 2022.

Investing Activities

Net cash used in investing activities during the six months ended September 30, 2023 was $0.8 million, of which $0.7 million was used for the purchase of property and equipment and $0.8 million was used for the issuance of loans to affiliates, partially offset by $0.7 million generated from loan repayments received from affiliates.

Net cash used in investing activities during the six months ended September 30, 2022 was $0.8 million, which was mainly used for the purchase of property and equipment.

Financing Activities

Net cash provided by financing activities during the six months ended September 30, 2023 was $0.2 million, primarily from the net proceeds from short-term debt of $1.3 million and proceeds from long-term debt of $0.6 million, partially offset by the repayment of long-term debt of $0.3 million payment of deferred transaction costs of $1.1 million, and payment of finance lease obligation of $0.2 million.

Net cash provided by financing activities during the six months ended September 30, 2022 was $1.2 million, primarily due to the net proceeds from short-term debt of $1.4 million, and payment of financing leases of $0.2 million.

Off-balance Sheet Arrangements

We do not have any material obligations under guarantee contracts or other contractual arrangements other than as disclosed in “Commitments and Contingencies” in the notes to our condensed carve-out consolidated financial statements in this document. The Company had an outstanding guarantee of $2.4 million as of March 31, 2023, which pertains to a fund-based and non-fund based revolving credit facility availed by an affiliate, Bhanix Finance and Investment Ltd, from Kotak Mahindra Bank. The corporate guarantee requires the Company to make payment in the event the borrower fails to perform any of its obligations under the credit facilities. The guarantee was withdrawn on June 1, 2023. Pursuant to the arrangement, beginning April 1, 2021, the Company charges a fee of 0.5% of the guarantee outstanding. In the six months ended September 30, 2023 and 2022, the Company recorded a guarantee fee income of $2,000 and $6,000, respectively, within “Other income, net” in the condensed carve-out consolidated statements of operations.

Refer to the notes to our condensed carve-out consolidated financial statements titled “Commitment and Contingencies” included elsewhere in this proxy/prospectus for additional information.

Other Liquidity and Capital Resources Information

We have operating and finance lease commitments, and other commitments that will be paid over subsequent years. For additional information, see “Commitments and contingencies” in the notes to our condensed carve-out consolidated financial statements.

New Accounting Pronouncements

See “Summary of Significant Accounting Policies”, in the notes to the condensed carve-out consolidated financial statements included elsewhere in this document.

Application of Significant Accounting Policies and Estimates

General

The following is a summary of the basis of preparation and significant accounting policies which have been applied in the preparation of the accompanying condensed carve-out consolidated financial statements. The accounting policies have been applied consistently in preparation of these condensed carve-out consolidated financial statements. A full description of significant accounting policies is provided in our carve-out consolidated financial statements for the fiscal years ended March 31, 2023 and 2022.

Demerger and Business Combination

On March 11, 2023, the Company entered into a Business Combination Agreement (the “Merger Agreement”) with Worldwide Webb Acquisition Corp. (“WWAC”), a Cayman Islands exempted company, and with WWAC Amalgamation Sub Pte. Ltd. (“Amalgamation Sub”), a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC. The Merger Agreement provides that at the closing of the transaction, the Company shall be acquired by WWAC, which will change its name to “Aeries Technology, Inc.”

In connection with the anticipated business combination, Aark Singapore Pte. Ltd. entered into a Demerger Agreement with Aarx Singapore Pte. Ltd. and their respective shareholders on March 25, 2023 to spin off the fintech business which was a part of Aark Singapore Pte. Ltd. but not subject to the Merger Agreement. Subsequently, the Aark Board of Directors ratified two resolutions on May 24, 2023. These resolutions effectively spun off the investing business which was part of the Company but not subject to the Merger Agreement. These transactions will collectively be referred to as “Demerger Transactions”.

Pursuant to the Merger Agreement, all Aark ordinary shares that are issued and outstanding prior to the effective time of the transaction will remain issued and outstanding following the transaction and continue to be held by the sole shareholder of Aark. All of the shares of Amalgamation Sub that are issued and outstanding as of the transaction date shall be automatically converted into a number of newly issued Aark ordinary shares dependent upon available cash of WWAC after redemptions and net of all liabilities, including transaction expenses. The business combination is closed on November 6, 2023.

Consolidation and Basis of Presentation

The Company’s accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘U.S. GAAP’) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

These condensed carve-out consolidated financial statements are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our condensed carve-out consolidated balance sheets, operating results and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been omitted in accordance with the rules and regulations of the SEC. These condensed carve-out consolidated financial statements should be read in conjunction with the audited carve-out consolidated financial statements for the fiscal years ended March 31, 2023 and 2022 and accompanying notes included within this document.

All intercompany balances and transactions have been eliminated in consolidation.

Periods prior to demerger transactions

The Company’s condensed carve-out consolidated financial statements for periods prior to the demerger, i.e., prior to May 24, 2023, including interim period ended September 30, 2022, exclude the financial results of the fintech and investing businesses that are unrelated to the merger with WWAC pursuant to the Merger Agreement. The condensed carve-out consolidated financial statements have been derived from the historical accounting records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust. Only those assets and liabilities that are specifically identifiable to the management consultancy business activities are included in the Company’s condensed carve-out consolidated balance sheets. The Company’s condensed carve-out consolidated statements of operations and comprehensive income consist of all the revenue and expenses of the management consultancy business activities, excluding allocations of certain expenses of the excluded fintech and investing business activities. These allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by the Carve-out Entity are not necessarily representative of the amounts that would have been reflected in the condensed carve-out consolidated financial statements had the excluded businesses operated independently of the Carve-out Entity.

The condensed carve-out consolidated financial statements for the period prior to demerger transactions exclude the following: (a) cash and cash equivalents that were utilized solely to fund activities undertaken by the investing business of Aark, (b) long-term debt and related interest payable/expense that were solely related to financing of the fintech and investing businesses, (c) amounts due from related parties related to the fintech and investing businesses, (d) investments made by the investing business, (e) trade and other receivables of the fintech business, (f) revenue, cost of sales, other income, advisory fees, bank charges and withholding taxes attributable to the fintech and investing businesses and allocations of certain expenses of the excluded businesses; these allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by Aark are not necessarily representative of the amounts that would have been reflected in the condensed carve-out consolidated financial statements had the excluded businesses operated independently of the Aark.

Differences between allocations in the condensed carve-out consolidated statements of operations and condensed carve-out consolidated balance sheets are reflected in equity as a part of “Net stockholders’ investment and additional paid-in-capital” in the condensed carve-out consolidated financial statements.

Non-controlling interests represent the equity interest not owned by the Company and are recorded for condensed carve-out consolidated entities in which the Company owns less than 100% of the interests. Changes in a parent’s ownership interest while the parent retains its controlling interest are accounted for as equity transactions.

Periods after the demerger transactions

Beginning May 25, 2023 and for the interim period ended September 30, 2023, following the demerger of the fintech and investing businesses, the Aark’s condensed carve-out consolidated financial statements have been prepared from the financial records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust on a condensed carve-out consolidated basis.

Use of Estimates

The preparation of condensed carve-out consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed carve-out consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include but are not limited to revenue recognition, allowance for credit losses, stock-based compensation, useful lives of property and equipment, accounting for income taxes, determination of incremental borrowing rates used for operating lease liabilities and right-of-use assets, obligations related to employee benefits and carve-out of financial statements including the allocation of assets, liabilities and expenses. Management believes that the estimates, and judgments upon which it relies, are reasonable based upon information available to the Company at the time that these estimates and judgments were made. Actual results could differ from those estimates.

Revenue, net

The Company derives revenues from contracts for management consulting services, which entail providing customized and integrated advisory and operational management services, each of which constitute a separate performance obligation. These contracts have different terms based on the scope, performance obligations and complexity of the engagement, which frequently requires the Company to make judgments and estimates in recognizing revenues. Revenue on time and material arrangements is recognized based on the actual hours performed at the contracted billable rates for services provided, plus costs incurred on behalf of the customer. Revenue on cost-plus arrangements is recognized to the extent of costs incurred, plus an estimate of the applicable margin earned. The Company’s performance obligations are satisfied over time and since contractual billings correspond with the value provided to a customer, the Company recognizes revenue in the amount of consideration for which it has the right to invoice using the as-invoiced practical expedient. If there is an uncertainty about the receipt of payment for the services, revenue is recognized to the extent that a significant reversal of revenue would not be probable.

Share-Based Compensation

Aeries Technology Group Business Accelerators Pvt Ltd. (“ATGBA”), a subsidiary of Aeries, has issued stock options to certain employees pursuant to Aeries Management Stock Option Plan 2019 (“MSOP”), formerly known as Pulse Management Stock Option Plan 2019, the Aeries Employees Stock Option Plan (“ESOP”), and the ESOP 2020. Grants under the MSOP and ESOP are subject to certain service and performance conditions.

The MSOP and ESOP grants are classified as equity. The grant-date fair value of awards is determined using Black Scholes Merton option pricing model (“BS Model”) model. The stock-based compensation expense is recognized in the consolidated statement of comprehensive income using the straight-line attribution method over the requisite service period if it is probable that the performance target will be achieved. The corresponding impact of the stock-based compensation expense is recognized as an increase in the equity under the head of additional paid-in capital.

The BS Model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected stock price volatility of ATGBA’s common stock, risk-free interest rates, and the expected dividend yield of the ATGBA’s common stock. The assumptions used to determine the fair value of the option awards represent our best estimates. These estimates involve inherent uncertainties and the application of Aeries’ judgement.

Income Taxes

Currently, the Company is liable to pay Income tax in India, USA, Singapore and Mexico. In India, the Company has chosen to pay taxes according to the newly introduced tax regime in 2019 while forgoing some exemptions and deductions. Consequently, the Company calculates its consolidated provision for income taxes based on the asset and liability method. This involves determining deferred tax assets and liabilities based on temporary differences between the condensed cave-out consolidated financial statements and income tax bases of assets and liabilities. These deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the year in which these temporary differences are anticipated to be settled or recovered. If there is evidence that indicates some portion or all of the recorded deferred tax assets will not be realized in future periods, the deferred tax assets are recorded net of a valuation allowance. The Company evaluates uncertain tax positions to determine if they are likely to be sustained upon examination, and a liability is recorded when such uncertainties fail to meet the “more likely than not” threshold.

The Company evaluates uncertain tax positions to determine if it is more likely than not that they would be sustained upon examination. The Company records a liability when such uncertainties fail to meet the more likely than not threshold.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted pronouncements are described in the “Summary of Significant Accounting Policies” note to our condensed carve-out consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss of future earnings, to fair values or to future cash flows that may result from a change in the price of a financial instrument. The value of a financial instrument may change as a result of changes in the interest rates, foreign currency exchange rates and other market changes that affect market risk sensitive instruments. Market risk is attributable to all market risk sensitive financial instruments including investments, foreign currency receivables, payables, lease liabilities and loans and borrowings.

Our exposure to market risk is a function of investment and financing activities and revenue generating activities in foreign currency. The objective of market risk management is to avoid excessive exposure of our earnings and equity to losses.

Foreign Currency

The Company’s revenue is predominantly generated in U.S. dollars.

The Company’s international nature of operations expose it to foreign currency exchange rate changes that could impact translations of foreign denominated assets and liabilities into U.S. dollars and future earnings and cash flows from transactions denominated in different currencies. The Company is exposed to fluctuations in foreign currency exchange rates primarily related to trade receivables from sales in foreign currencies. The Company’s results of operations, primarily revenues and expenses denominated in foreign currencies, can be affected if any of the currencies, which are used materially in the Company’s business, appreciate or depreciate against the U.S. dollar.

Interest Rate Risk

The Company’s exposure to market risk is influenced by the changes in interest rates applicable on short-term borrowings. The Company does not believe it is exposed to material direct risks associated with changes in interest rates related to these borrowings.

Credit Risk

As of September 30, 2023 and March 31, 2023, we had accounts receivable, including deferred billings, of $14.4 million and $13.4 million, respectively. There were two and four clients owed more than 10% of our accounts receivable balance as of September 30, 2023 and March 31, 2023, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and investments.

The Company’s cash and cash equivalents are held with major financial institutions. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at consolidated balance sheet date. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit due to short credit periods extended.

The Company expects limited credit risk arising from its investments as these primarily entail investments in the Company’s affiliates that have a credit rating that is above the minimum allowable credit rating defined in the Company’s investment policy. As a part of its risk management process, the Company limits its credit risk with respect to long-term investments by performing periodic evaluations of the credit standing of counterparties to its investments.

Emerging Growth Company and Smaller Reporting Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a Company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Until the Company is considered to be an emerging growth company, the Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.